Exhibit 10.13

LEASE AGREEMENT BETWEEN

PARMER RTP, LLC,

AS LANDLORD, AND

SHATTUCK LABS, INC.,

AS TENANT

DATED APRIL 17, 2018

DURHAM, NORTH CAROLINA

BASIC LEASE INFORMATION

Lease Date:	April 17, 2018

Landlord:	PARMER RTP, LLC, a Delaware limited liability company

Tenant:	SHATTUCK LABS, INC., a Delaware corporation

Premises:	Suite No. 200, containing approximately 13,523 rentable square feet, in the office building commonly known as Building 15 located at 5 Moore Drive, Durham, North Carolina (the “Building”) being a part of the Parmer RTP campus (the “Complex”). The Premises are outlined on the plan attached to the Lease as Exhibit A. The land on which the Building is located (the “Land”) is described on Exhibit B. The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operation thereof.

Term:	One hundred twenty-four (124) full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the one hundred twenty-fourth (124th) full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Commencement Date:	September 1, 2018.

Basic Rent:	Basic Rent shall be the following amounts for the following periods of time:

Lease Month	Annual Basic Rent Rate Per Rentable Square Foot*	Monthly Basic Rent*
1 — 8	$0.00	$0.00
9 — 20	$21.00	$23,665.25
21 — 32	$21.63	$24,375.21
33 — 44	$22.28	$25,106.46
45 — 56	$22.95	$25,859.66
57 — 68	$23.64	$26,635.45
69 — 80	$24.34	$27,434.51
81 — 92	$25.08	$28,257.55
93 — 104	$25.83	$29,105.27
105 — 116	$26.60	$29,978.43
117 — 124	$27.40	$30,877.78

i

As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for which Basic Rent is payable for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

*   Notwithstanding anything to the contrary in the Basic Rent schedule set forth above, for the period of time beginning on the Commencement Date and continuing until the fitness center and the Complex “treehouse” conference center have been substantially completed by Landlord in accordance with the plans and specifications therefor and are available for use by Tenant and other tenants of the Project (“Complex Substantial Completion”) then the applicable Annual Basic Rent Rate shall not increase by more than two percent (2%) per year. Such period of time is referred to herein as the “2% Cap Period”.

Additional Rent:	Tenant’s Proportionate Share of Operating Costs and Taxes.

Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Security Deposit:	$30,877.78.

Permitted Use:	Research and development, laboratory, office and/or any other purpose or use allowed under applicable Law.

Tenant’s Proportionate Share:	29.81%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Premises as stated above by (b) the 45,359 rentable square feet in the Building. Landlord and Tenant stipulate that the number of rentable square feet in the Premises and in the Building set forth above is conclusive and shall be binding upon them.

Initial Liability Insurance Amount:	$3,000,000

Tenant’s Address:	For all Notices: Shattuck Labs, Inc. 3317 Bowman Ave. Austin, TX 78703 Attn: CEO and General Counsel	With a copy to: Shattuck Labs, Inc. PO Box 301509 Austin, TX 78703 Attn: CEO and General Counsel and Shattuck Labs, Inc. 5 Moore Drive, Suite 200 Durham, North Carolina 27709

Landlord’s Address:	For all Notices: Partner RTP, LLC c/o Karlin Real Estate 11755 Wilshire Blvd., Suite 1400 Los Angeles, California 90025 Attention:Matthew Schwab	With a copy to: Karlin Real Estate 11755 Wilshire Blvd., Suite 1400 Los Angeles, California 90025 Attention:Nancy Lee

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

(continued)

v

(continued)

(continued)

LIST OF DEFINED TERMS

Page No
Affiliate	1
Approval Criteria	D-3
Architect	D-1
Basic Lease Information	1
Basic Rent	i
Building	i
Building’s Structure	1
Building’s Systems	1
Casualty	18
Code Modification	10
Commencement Date	i
Completed Application for Payment	D-5
Construction Allowance	D-4
Damage Notice	18
Default Rate	6
Estimated Delivery Date	1
Event of Default	19
Extended Term	H-1
Governmental Requirements	10
Hazardous Materials	28
HVAC	6
including	1
Initial Liability Insurance Amount	ii
Land	i
Landlord	i, 1
Landlord’s Mortgagee	16
Law	1
Laws	1
Lease	1
Lease Month	ii
Loss	15
Mortgage	16
OFAC	11
Operating Costs	2
Operating Costs and Tax Statement	4
Permitted Transfer	12
Permitted Transferee	12
Permitted Use	ii
Premises	i
Prevailing Rental Rate	H-1
Primary Lease	16
Project	i

Rent	ii
Repair Period	18
Security Deposit	ii
Space Plans	D-1
Space Plans Delivery Deadline	D-1
Substantial Completion	D-4
Substantially Completed	D-4
Taking	17
Taxes	4
Telecommunications Services	27
Tenant	i, 1
Tenant Party	1
Tenant’s Off-Premises Equipment	1
Tenant’s Proportionate Share	ii
Term	i
Total Construction Costs	D-4
Transfer	10
Work	D-2
Working Drawings	D-2
Working Drawings Delivery Deadline	D-1

LEASE

This Lease Agreement (this “Lease”) is entered into as of April ____, 2018, between PARMER RTP, LLC, a Delaware limited liability company (“Landlord”), and SHATTUCK LABS, INC., a Delaware corporation (“Tenant”).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) set forth above are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; “including” means including, without limitation; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting this Lease or the Project, and “Law” means any of the foregoing; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

3. Tender of Possession. Landlord and Tenant presently anticipate that possession of the Premises will be tendered to Tenant in the condition required under this Lease, including without limitation HVAC in good order and working condition, within ten (10) business days following the full execution and delivery of this Lease and receipt by Landlord of all sums due at execution and evidence of Tenant’s insurance as required hereunder (the “Estimated Delivery Date”). If Landlord is unable to tender possession of the Premises to Tenant by the Estimated Delivery Date, then (a) the validity of this Lease shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, and (c) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any. Within ten days after request by Landlord, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit E hereto confirming (1) the Commencement Date and the expiration date of the initial Term, (2) that Tenant has accepted the Premises, and (3) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter); however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Occupancy of the Premises by Tenant prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent, Additional Rent and Taxes (each as defined herein).

4. Rent.

(a) Payment. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord’s address provided for in this Lease or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Rent shall be payable monthly in advance. The first monthly installment of Basic Rent shall be payable contemporaneously with the execution of this Lease and applied to the ninth (9th) Lease Month; thereafter, Basic Rent shall be payable on the first day of each month beginning on the first day of the tenth (10th) Lease Month of the Term. The monthly Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent (and Additional Rent) in effect during the partial month and the number of days in the partial month, and shall be due on the Commencement Date. Payments of Rent for any fractional calendar month at the end of the Term shall be similarly prorated.

(b) Operating Costs; Taxes.

(1) Tenant shall pay to Landlord Tenant’s Proportionate Share of the annual Operating Costs (defined below). Prior to each calendar year of the Term, Landlord shall make a good faith estimate of Tenant’s Proportionate Share of Operating Costs for the following calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to the estimated Tenant’s Proportionate Share of Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, but not more than once per calendar year, Landlord may re-estimate the amount of Tenant’s Proportionate Share of Operating Costs to be due by Tenant and deliver a copy of the re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Proportionate Share of Operating Costs shall be adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant’s Proportionate Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

(2) The term “Operating Costs” means all expenses and disbursements (subject to the limitations set forth below) that Landlord reasonably incurs for operation and maintenance of the Project, determined in accordance with sound accounting principles consistently applied, including the following costs: (A) wages and salaries of all on-site employees at or below the grade of general manager engaged solely in the operation, maintenance or security of the Project (together with Landlord’s reasonable allocation of expenses of off-site employees at or below the grade of general manager who perform a portion of their services in connection with the operation, maintenance or security of the Project), including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project; (C) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any new interpretations of any Law hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (D) cost of all utilities, except the cost of utilities reimbursable to Landlord by the Project’s tenants other than pursuant to a provision similar to this Section 4(b); (E) insurance expenses; (F) repairs, replacements, and general maintenance of the Project; and (G) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, or security of the Project (including alarm service, window cleaning, and elevator maintenance). Operating Costs and Taxes for the Complex may be prorated among the Project and the other buildings of the Complex, as reasonably determined by Landlord.

Operating Costs shall not include costs for (i) capital improvements made to the Building, other than capital improvements described in Section 4(b)(2)(C) and except for items which are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those that benefit the Project tenants generally (e.g., tax disputes); (vii) renovating or otherwise improving space for occupants of the Project or vacant space in the Project; (viii) Taxes; (ix) federal income taxes imposed on or measured by the income of Landlord from the operation of the Project, (x) any cost or expenditure or any portion thereof for which Landlord has been reimbursed, whether by insurance proceeds or otherwise, except reimbursements or other payments from other tenants of the Building in respect to costs and expenses which are Operating Costs; (xi) costs incurred due to violation by Landlord of any of the terms and conditions of this Lease or any other lease relating to the Building; (xii) repairs resulting from any defect in the design or construction of the Building; (xiii) rental concessions granted to Tenant or any other tenant of the Building; (xiv) overhead and profit increment paid to subsidiaries or other affiliates of Landlord for services to the extent that such costs of such services exceed the comparable costs for such services rendered by persons or entities of similar skill, confidence and experience; (xv) advertising and promotional expenditures; (xvi) costs incurred in connection with the sale, financing, refinancing, mortgaging or sale of all or any portion of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges; (xvii) costs, fines, interests, penalties, legal fees or costs of litigation incurred due to the late payment of taxes, utility bills and other costs incurred by Landlord’s failure to make such payments when due; (xviii) costs incurred by Landlord for trustee fees, organizational expenses and accounting fees to the extent relating to Landlord’s general corporate overhead and general administrative expenses; (xix) any penalties or liquidated damages that Landlord pays to Tenant under this Lease or to any other tenant under their respective leases; (xx) costs associated with correcting any violation of law, or making renovations or alterations to the Building required in order to cause the Building to be in compliance with any applicable Laws in effect and applicable to the Property on the date of this Lease; (xxi) costs arising out of the gross negligence or willful misconduct of Landlord, or its agents; (xxii) reserves of any kind, including, without limitation, replacement reserves and reserves for bad debts or lost rent or any similar charge not involving the payment of money to third parties, and (xiii) costs of any utilities which are separately metered to the Premises.

(3) Tenant shall also pay Tenant’s Proportionate Share of Taxes for each year and partial year falling within the Term. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project or its operation, excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax, sales tax, or use tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof, but only to the extent attributable to rents from the Project). Taxes shall include the actual out of pocket costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project; provided, however, Tenant reserves the right to protest or appeal the appraised value of Tenant’s personal property, furniture or fixtures for which Tenant is required to pay taxes thereon pursuant to Section 16 of this Lease.

(4) By April 1 of each calendar year, or as soon thereafter as practicable (but in no event later than May 1 of each calendar year), Landlord shall furnish to Tenant a statement of Operating Costs for the previous year, in each .case adjusted as provided in Section 4(b)(5), and of the Taxes for the previous year (the “Operating Costs and Tax Statement”). If Tenant’s estimated payments of Operating Costs or Taxes under this Section 4(b) for the year covered by the Operating Costs and Tax Statement exceed Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under this Section 4(b) for such year are less than Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Tenant shall promptly pay Landlord such deficiency.

(5) With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, or Landlord is not supplying services to 95% of the rentable area thereof, the Operating Costs for such period which vary with the occupancy of the Building shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof and Landlord had been supplying services to 95% of the rentable area thereof.

(c) Initial Cap on Operating Costs and Taxes. For purposes of calculating Additional Rent payable by Tenant under Section 4(b) for the initial twenty-four (24) Lease Months following the Commencement Date (the “Initial OpEx Cap Period”), Tenant’s responsibility for Operating Costs and Taxes shall not exceed an annual rate of $10.00 per rentable square foot of area in the Premises.

(d) Subsequent Cap on Controllable Operating Costs. Upon expiration of the Initial OpEx Cap Period, for purposes of calculating Additional Rent payable by Tenant under Section 4(b), the amount of Controllable Operating Costs (as defined below) that may be included in calculating such Additional Rent for each such calendar year shall not exceed 105% of the actual amount of Controllable Operating Costs for the year immediately preceding each such calendar year. “Controllable Operating Costs” shall mean all Operating Costs which are within the reasonable control of Landlord; thus, excluding taxes, insurance, utilities, snow removal costs, and costs incurred to comply with governmental requirements enacted or made applicable to the Buildings or the Complex after the date of this Lease.

(e) Inspection and Audit Rights. Provided no Event of Default then exists, after receiving an annual Operating Costs and Tax Statement and giving Landlord 30-days’ prior written notice thereof, Tenant may inspect or audit Landlord’s records relating to Operating Costs and Taxes for the period of time covered by such Operating Costs and Tax Statement in accordance with the following provisions. If Tenant fails to object to the calculation of Operating Costs and Taxes on an annual Operating Costs and Tax Statement within 90 days after the statement has been delivered to Tenant, or if Tenant fails to conclude its audit or inspection within 60 days after Tenant’s commencement thereof, then Tenant shall have waived its right to object to the calculation of Operating Costs for the year in question and the calculation of Operating Costs and Taxes set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted where Landlord maintains its books and records, shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord. Landlord will cooperate with Tenant, to a commercially reasonable extent (including by providing electronic copies of applicable documents to the extent in Landlord’s or its property manager’s possession and provided the same are not confidential, proprietary or privileged), in connection with Tenant’s audit. Tenant shall pay all costs of such audit or inspection, unless the total Operating Costs for the period in question is determined to be in error by more than five percent (5%) in the aggregate, and, as a result thereof, Tenant paid to Landlord more than the actual Operating Costs due for such period, in which case Landlord shall pay the reasonable and actual audit cost (not to exceed $5,000). Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. If such inspection or audit reveals that an error was made in the Operating Costs and Taxes previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof. Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (1) reasonably acceptable to Landlord, (2) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and (3) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Nothing set forth herein shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Additional Rent

5. Delinquent Payment; Handling Charges. All payments required of Tenant hereunder not received within three (3) business days of the date due shall bear interest from the date due until paid at the lesser of fifteen, percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to the greater of (a) $50.00 or (b) five percent (5.00%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-month period that Tenant fails to make payment within three (3) business days of the date due, until five days after Landlord delivers written notice of such delinquency to Tenant.

6. Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined herein). Landlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Subject to the requirements of, and conditions imposed by, Laws applicable to security deposits under commercial leases, Landlord shall, within the time required by applicable Law, return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by Law. Landlord and Tenant agree that such deductions shall include, without limitation, all damages and losses that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach of this Lease by Tenant. The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises, Landlord will assign the Security Deposit to the transferee and, upon such transfer and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit as provided by Law, Landlord thereafter shall have no further liability for the return of the Security Deposit.

7. Landlord’s Obligations.

(a) Services. Landlord shall furnish to Tenant (1) water at those points of supply provided for general use of tenants of the Building; (2) at all times (including outside of normal business hours) heated and refrigerated air conditioning (“HVAC”) as appropriate, at such temperatures and in such amounts as are standard for comparable buildings in the vicinity of the Building; (3) janitorial service to the Premises on weekdays, other than holidays, for Building-standard installations and such window washing as may from time to time be reasonably required; provided, however, Landlord’s janitorial service providers will not be permitted to enter the laboratory space portion of the Premises (the “Laboratory Space”) without Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; (4) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of operating elevators during non-business hours and holidays; and (5) electrical current during normal business hours for equipment that does not require more than 110 volts and whose electrical energy consumption does not exceed normal office usage. Landlord shall maintain the common areas of the Building in reasonably good order and condition, except for damage caused by a Tenant Party.

(b) Utilities Services. Tenant shall pay for all water, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises, together with any taxes, penalties, surcharges and the like imposed thereon. Prior to the Commencement Date, Landlord (at its expense) will cause the Building to be separately metered with regard to all utilities and install a sub-meter to measure Tenant’s use of electricity in the Premises. Such sub-meter for the Premises shall be read by Landlord or Landlord’s designee, and Tenant shall pay to Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, the cost of such service based on rates charged for such service by the utility company furnishing such service, including all fuel adjustment charges, demand charges and taxes.

(c) Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. If, however, Tenant is prevented from using the Premises because of the unavailability of any such service for a period of five (5) consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such unavailability, the restoration of which is within Landlord’s reasonable control, and such unavailability was not caused by a Tenant Party or a governmental directive, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Rent for each consecutive day (after such 5-day period) that Tenant is so prevented from using the Premises.

8. Improvements; Alterations; Repairs; Maintenance.

(a) Improvements; Alterations. Improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8(a). No alterations or additions in or to the Premises may be made without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) the (1) Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (2) exterior appearance of the Building, (3) appearance of the Building’s common areas or elevator lobby areas, or (4) provision of services to other occupants of the Building. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. Notwithstanding the forgoing, Tenant shall have the right from time to time to make nonstructural alterations to the Premises (e.g., paint, carpet, removable fixtures) that do not require a building permit, do not affect the Building’s Systems and are not visible from the exterior of the Premises without Landlord’s consent (“Minor Nonstructural Alterations”), provided that Tenant provides Landlord at least ten (10) days prior written notice of such Minor Nonstructural Alterations and otherwise complies with the terms and provisions of this Section 8(a) in the performance of such Minor Nonstructural Alterations, and such Minor Nonstructural Alterations do not cost more than $30,000 in any one instance or series of related instances.

(b) Repairs; Maintenance. Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. In addition, Tenant, at its sole expense, shall provide janitorial services to the Laboratory Space on weekdays (other than holidays), in a first class manner. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises, Tenant’s Off-Premises Equipment, and any systems exclusively serving the Premises (if any). Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within 15 days after the occurrence of such damage (or such longer period as may be reasonably required provided Tenant commences to make such repairs or replacements within such 15-day period and proceeds diligently to completion), then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The reasonable costs of all maintenance, repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor.

(c) Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, which approval will not be unreasonably withheld for contractors and subcontractors that maintain the insurance coverages required by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s property management company and Landlord’s asset management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the Building’s Systems must be approved by the Building’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. All work affecting the Building roof must be performed by Landlord’s roofing contractor and will not be permitted if it would void or reduce the warranty on the roof.

(d) Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If a lien is filed, then Tenant shall, within ten days after Landlord has delivered notice of the filing thereof to Tenant (or earlier, as necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of any fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises during the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

9. Use; Compliance with Law.

(a) Use. Tenant shall use the Premises only for the Permitted Use and shall comply with all Laws relating to this Lease and/or the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. Tenant shall not conduct second or third shift operations within the Premises; however, Tenant may use the Premises after normal business hours, so long as Tenant is not generally conducting business from the Premises after normal business hours. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Building or its contents, or for the storage of any Hazardous Materials (other than typical office supplies [e.g., photocopier toner] and then only in compliance with all Laws). Tenant shall not use any substantial portion of the Premises for a “call center,” any other telemarketing use, or any credit processing use. If, because of a Tenant Party’s acts or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building.

(b) Compliance with Law.

(1) If any federal, state or local laws, ordinances, orders, rules, regulations or requirements (collectively, “Governmental Requirements”) in existence as of the date of the Lease require an alteration or modification of the Premises (a “Code Modification”) and such Code Modification is not made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any building comparable to the Building irrespective of the use thereof by any particular occupant) and is not made necessary as the result of any alteration of the Premises by Tenant, such Code Modification shall be performed by Landlord, at Landlord’s sole cost and expense.

(2) If, as a result of one or more Governmental Requirements that are not in existence as of the date of this Lease, it is necessary from time to time during the Lease Term, to perform a Code Modification to the Building or the Project that is not made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any building comparable to the Building irrespective of the use thereof by any particular occupant) and is not made necessary as the result of any alteration of the Premises by Tenant, such Code Modification shall be performed by Landlord and the cost thereof shall be included in Operating Costs.

(3) If, as a result of one or more Governmental Requirements, it is necessary from time to time during the Lease Term to perform a Code Modification to the Building or the Project that is made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any building comparable to the Building irrespective of the use thereof by any particular occupant), or as the result of any alteration of the Premises by Tenant, such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects.

10. Assignment and Subletting.

(a) Transfers. Except as provided in Section 10(h), Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) intentionally omitted, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 10(a)(1) through 10(a)(6) being a “Transfer”).

(b) Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed transferee (1) is creditworthy, (2) has a good reputation in the business community, (3) will use the Premises for the Permitted Use (thus, excluding, without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Building or Complex, (4) will not use the Premises, Building or Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Building or Project, (5) is not a governmental entity, or subdivision or agency thereof, (6) is not another occupant of the Building or Complex, (7) is in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto; and (8) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building or Complex or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent to any proposed Transfer if any Event of Default by Tenant then exists.

(c) Request for Consent. At least 15 days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Within 30 days after written notice from Landlord, Tenant will reimburse Landlord for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer, not to exceed $1,500.00 per request for consent.

(d) Conditions to Consent. If Landlord consents to a proposed Transfer, the proposed transferee shall deliver to Landlord a written agreement expressly assuming Tenant’s obligations hereunder; however, any transferee of less than all of the Premises shall be liable only for obligations under this Lease properly allocable to the space subject to the Transfer, for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease; Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant instructs its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default. Landlord shall not be responsible for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e) Attornment by Subtenants. Each sublease hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense of such subtenant against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant has paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically as a condition of its occupying or using any part of the Premises, to have agreed to be bound by the terms of this Section 10(e).

(f) Cancellation. Landlord may, within 30 days after receipt of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to such portion of the Premises. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant. Notwithstanding the foregoing, if Landlord provides written notification to Tenant of its election to cancel this Lease as to any portion of the Premises as provided above, Tenant may rescind its proposed assignment or subletting of all or any portion of the Premises by notifying Landlord in writing within five (5) business days following Landlord’s written cancellation notice.

(g) Additional Compensation. Except in connection with a Permitted Transfer, Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent of the excess of (1) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby.

(h) Permitted Transfers. Notwithstanding Section 10(a)-(g) above, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) an Affiliate of Tenant;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date immediately prior to the Transfer;

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date immediately prior to the Transfer; or

(4) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity or person acquiring a majority or controlling ownership interest in Tenant.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, the Complex, Landlord or other tenants of the Building or. Complex. No later than 30 days after the effective date of any Permitted Transfer, Tenant shall furnish Landlord with (A) copies of the instrument effecting such Permitted Transfer, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee, and (D) evidence of compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto, including the name and address of the Permitted Transferee and any entities and persons who own, control or direct the Permitted Transferee; provided, however, Tenant shall not be required to provide such information if the Permitted Transferee is a publicly traded company or subsidiary thereof. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”). Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10.

11. Insurance; Waivers; Subrogation; Indemnity.

(a) Tenant’s Insurance. Effective as of the earlier of (1) the date Tenant enters or occupies the Premises, or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance (which when combined with any umbrella policy maintained by Tenant) provides for coverage in amounts of $3,000,000 per occurrence or, following the expiration of the initial Term, such other amounts as Landlord from time to time reasonably requires (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, (B) insurance covering the full value of all alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, (C) insurance covering the full value of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), (D) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (E) worker’s compensation insurance, to the extent required by applicable Law, and (F) business interruption insurance in an amount sufficient to cover one year’s Basic Rent and Additional Rent under this Lease. The commercial general liability insurance to be maintained by Tenant may have a deductible of no more than $5,000 per occurrence; the property insurance to be maintained by Tenant may have a deductible of no more than $10,000 per occurrence; and, all other insurance to be maintained by Tenant shall have no deductible. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage. Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance at least ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least fifteen (15) days prior to each renewal of said insurance, and Tenant shall notify Landlord at least thirty (30) days before cancellation of any such insurance policies. All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies with a Best’s rating of A+:VII or better. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, and such failure continues for more than two (2) business days after written notice from Landlord, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord within thirty (30) days after written notice from Landlord, the premium costs thereof, plus an administrative fee of 15% of such cost.

(b) Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s full replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses, and (2) commercial general liability insurance in an amount of not less than $3,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Project shall be included in Operating Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(c) No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 11 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused, or is alleged to have caused, such Loss (defined below). Additionally, Tenant and Landlord each waive any claim it may have against the other for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused, or is alleged to have caused, such Loss in whole or in part (except to the extent such Loss arose from the gross negligence or willful misconduct of such party). Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

(d) Indemnity.

(1) Subject to Section 11(c), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a “Loss”) (1) occurring in or on the Project and/or the Complex (other than within the Premises) to the extent caused by the negligence or willful misconduct of any Tenant Party, (2) occurring in the Premises, or (3) arising out of the installation, operation, maintenance, repair or removal of any property of any. Tenant Party located in or about the Project and/or the Complex, including Tenant’s Off-Premises Equipment; however, such indemnity shall not apply to the extent such Loss arose from the negligence or willful misconduct of Landlord or its agents.

(2) Subject to Section 11(c), Landlord shall defend, indemnify, and hold harmless Tenant and its representatives and agents from and against any Loss arising from Landlord’s maintenance or operation of the common areas of the Project and/or the Complex; however, such indemnity shall not apply to the extent such Loss arose from the negligence or willful misconduct of Tenant or its agents.

(3) The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

12. Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a) Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

(d) Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any Rent which Tenant has paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Project. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

13. Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are applicable to all tenants of the Project, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

14. Condemnation.

(a) Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b) Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c) Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord or Tenant may terminate this Lease by delivering written notice thereof to the other within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord or Tenant does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14(b).

(d) Temporary Taking. If all or any portion of the Premises becomes subject to a Taking for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including the payment of Basic Rent and all other amounts required hereunder; provided, however, Tenant’s Rent shall be proportionally abated based on the duration and area affected by such temporary Taking. If any such temporary Taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to such temporary Taking, at Tenant’s sole cost and expense. Landlord shall be entitled to receive the entire award for any such temporary Taking, except that Tenant shall be entitled to receive the portion of such award which (1) compensates Tenant for its loss of use of the Premises within the Term and (2) reimburses Tenant for the reasonable out-of-pocket costs actually incurred by Tenant to restore the Premises as required by this Section 14(d).

(e) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

15. Fire or Other Casualty.

(a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within 90 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b) Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 180 days after the date of Casualty (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(c) Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Building and (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period, (2) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage to the Premises, the damage is not fully covered by Landlord’s insurance policies plus applicable deductibles (provided Landlord carries the insurance required hereunder) or Landlord makes a good faith determination that restoring the Building would be uneconomical, or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee such that remaining insurance proceeds are insufficient to cover the costs of rebuilding, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within the Repair Period, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question (plus applicable deductible amounts); provided, further, however, if Landlord commences to restore the Premises and fails to substantially complete the restoration within thirty (30) days following the Repair Period (such deadline to be extended for delays caused by any Tenant Party or reasons specified in Section 25(c) below, the “Repair Deadline”), then Tenant may elect to terminate this Lease at any time following the Repair Deadline until such time as the restoration has been substantially completed. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease); provided, however, Landlord shall not be entitled to insurance proceeds applicable to Tenant’s trade fixtures, equipment, personal property and other property of Tenant in the Premises.

(e) Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless the gross negligence or willful misconduct of a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

16. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

17. Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a) Payment Default. Tenant’s failure to pay Rent within five (5) days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on one or more occasions;

(b) Intentionally Omitted.

(c) Estoppel. Tenant fails to provide any estoppel certificate after Landlord’s written request therefor pursuant to Section 25(e) and such failure shall continue for five days after Landlord’s second written notice thereof to Tenant which second written notice shall be delivered in an envelope or wrapper conspicuously marked “TIME SENSITIVE IMMEDIATE RESPONSE REQUIRED”;

(d) Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11(a);

(e) Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d);

(f) Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof provided, however, that if the nature of Tenant’s failure to perform is such that more than thirty (30) days are reasonably required to cure, then such failure to perform shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently pursues such cure to completion within a reasonable time; and

(g) Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17(g), any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (4) for the reorganization or modification of Tenant’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

18. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a) Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 19(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates” minus one percent, minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

(b) Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 19(a), and (3) all

Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting reasonable costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 18(b), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole reasonable discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building or Complex and Landlord shall not be obligated to accept any prospective tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18(b). If Landlord elects to proceed under this Section 18(b), it may at any time elect to terminate this Lease under Section 18(a);

(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, except to the extent due to Landlord’s gross negligence or willful misconduct in performing such obligation, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate; or

(d) Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, during the continuance of an Event of Default, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

19. Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all actual out of pocket costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling to the extent necessary to put the Premises into the condition required at expiration of the Term, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including reasonable brokerage commissions, cost of commercially reasonable tenant finish work, and other costs incidental and necessary to such reletting), (5) performing

Tenant’s obligations which Tenant failed to perform, and (6) enforcing, Landlord’s rights, remedies, and recourses arising out of the default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith;, accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c) Cumulative Remedies. Any and all remedies set forth in this Lease:

(1) shall be in addition to any and all other remedies Landlord may have at law or in equity,

(2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

20. Landlord’s Lien. Landlord hereby waives any landlord’s lien (whether arising by contract, by operation of law or statute or in equity) and/or the benefit of any express or implied lien with respect to Tenant’s Property (defined below) securing the performance of Tenant’s obligations under this Lease, until such time as Landlord may obtain an enforceable judgment against Tenant from a court with jurisdiction of Tenant or Tenant’s Property, at which time Landlord shall have such lien rights at law and in equity to enforce and collect such judgment and Tenant’s obligations under this Lease. “Tenant’s Property” means all trade fixtures, furnishings, equipment, inventory, personal property and any other property (tangible or intangible) of Tenant located in, on or around, or used in connection with, the Premises. In addition and not in limitation of the foregoing, within ten (10) business days after written request Landlord will, at Tenant’s sole cost and expense, execute and deliver a written instrument, in form and substance satisfactory to Landlord, evidencing the waiver of any lien of Landlord with respect to Tenant’s Property.

21. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that no default then exists under this Lease, Tenant shall remove all of Tenant’s trade fixtures, furniture, equipment and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Notwithstanding the foregoing, Tenant shall not be required to remove (i) any improvements constructed pursuant to Exhibit “D” hereof, (ii) any Minor Nonstructural Alterations, (iii) any other alterations, additions, or improvements subsequently installed by Tenant, unless at the time of consenting to such alterations, additions or improvements, Landlord expressly required in writing that same be removed from the Premises upon expiration of the Lease, or (iv) any wiring or cabling. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted under Section 21. The provisions of this Section 21 shall survive the end of the Term.

22. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, (i) during the first three (3) months of such holdover period, Basic Rent equal to 125% of the Rent payable during the last month of the Term, and (ii) after such three (3)-month period, Basic Rent equal to 150% of the Rent payable during the last month of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease (including payment of Additional Rent). The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

23. Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord shall have the following rights:

(a) Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) (provided, however, except following an Event of Default or in an emergency (in which instances no accompaniment shall be necessary), Tenant shall have a right to have its representative accompany Landlord at any such visit (and Tenant agrees to make a representative available for any such visit upon at least twenty-four (24) hours’ prior request by Landlord) and Landlord shall observe all reasonable safety protocols directed by Tenant during any such visit) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(b) Security. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time;

(c) Prospective Purchasers and Lenders. To enter the Premises at all reasonable hours, upon reasonable prior notice, to show the Premises to prospective purchasers or lenders; provided, however, except following an Event of Default or in an emergency (in which instances no accompaniment shall be necessary), Tenant shall have a right to have its representative accompany Landlord at any such visit (and Tenant agrees to make a representative available for any such visit upon at least twenty-four (24) hours’ prior request by Landlord) and Landlord shall observe all reasonable safety protocols directed by Tenant during any such visit; and

(d) Prospective Tenants. At any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default which remains uncured, to enter the Premises at all reasonable hours, upon reasonable prior notice, to show the Premises to prospective tenants; provided, however, except following an Event of Default or in an emergency (in which instances no accompaniment shall be necessary), Tenant shall have a right to have its representative accompany Landlord at any such visit (and Tenant agrees to make a representative available for any such visit upon at least twenty-four (24) hours’ prior request by Landlord) and Landlord shall observe all reasonable safety protocols directed by Tenant during any such visit.

24. Intentionally Omitted.

25. Miscellaneous.

(a) Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.

(b) Limitation of Liability.

(1) Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building (any the proceeds of any sale thereof), and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. The provisions of this Section shall survive any expiration or termination of this Lease.

(2) Tenant’s Liability. Except for any damages which Landlord may suffer because of Tenant’s holding over in the Premises following the expiration of the Term (for which Landlord may recover consequential damages from Tenant), the liability of Tenant to Landlord for any monetary damages arising from any default by Tenant under the terms of this Lease shall be limited to Landlord’s actual direct, but not consequential damages therefor. Nothing in this Section 25(b)(2) shall affect or limit Landlord’s rights to file legal actions to recover possession of the Premises, or for injunctive relief against Tenant, or any other non-monetary relief as provided in Sections 18 or 19 of this Lease.

(c) Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d) Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than CBRE, Inc. (on behalf of Landlord), and Savills Studley (on behalf of Tenant), whose commissions shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

(e) Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) business days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit F.

(f) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered to the intended addressee, (3) sent by a nationally recognized overnight courier service, or (4) sent by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h) Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except by facsimile transmission as specifically set forth in Section 25(f); nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except by facsimile transmissions as specifically set forth in Section 25(f). The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i) Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(k) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(l) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

(m) Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

(n) Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

(o) Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(p) Financial Reports. Within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building, (2) in litigation between Landlord and Tenant, and/or (3) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 25(p) more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

(q) Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action. If Landlord reasonably believes that the out-of-pocket costs payable to third parties to be incurred by Landlord in reviewing the proposed action or consent will exceed $2,000, Landlord will first notify Tenant of such cost estimate before proceeding with such third-party expenses. If Tenant fails to consent to such additional costs and expenses within five (5) business days after Landlord’s written notification to Tenant thereof, Tenant shall be deemed to have rescinded its request for such action or consent.

(r) Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent, not to be unreasonably withheld. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(s) Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of this Lease if required by Law or court order, to its attorneys, accountants, employees and existing or prospective financial partners provided same are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

(t) Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(u) Hazardous Materials. The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Project. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Project except for Hazardous Materials used or stored by Tenant in commercially reasonable quantities for Tenant’s operation of a medical therapeutics laboratory, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 25(u), Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials. Tenant shall complete and certify to disclosure statements as reasonably requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises or in the Building, and Tenant shall promptly after Tenant’s receipt thereof deliver to Landlord a copy of any notice of violation relating to the Premises or the Building of any applicable environmental Law. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of clean up and remediation) arising from Tenant’s failure to comply with the provisions of this Section 25(u). This indemnity provision shall survive termination or expiration of this Lease.

(v) List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A- Outline of Premises

Exhibit B- Description of the Land

Exhibit C- Building Rules and Regulations

Exhibit D- Tenant Finish-Work: Allowance (Tenant Performs the Work)

Exhibit E- Form of Confirmation of Commencement Date Letter

Exhibit F- Form of Tenant Estoppel Certificate

Exhibit G- Parking

Exhibit H- Renewal Option

Exhibit I- Right of First Offer

Exhibit J- Termination Option

(w) Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

(x) No Invasive Testing. Tenant shall not undertake, nor shall Tenant permit any Tenant Party to undertake, any invasive investigation, drilling or sampling of the soil or groundwater at the Project without the prior written consent of Landlord, which consent shall be in Landlord’s sole discretion.

26. Lobby Directory Signage. Landlord shall, at Landlord’s sole cost and expense, cause Tenant to be identified on the Building lobby directory.

27. Monument Signage. For so long as Tenant leases and occupies the entire Premises, Tenant shall be allowed signage bearing the corporate identification and logo for Tenant on the Building’s currently existing (or replacement) multi-tenant monument sign (the “Monument Signage”). Other than the cost of procurement, construction and installation of Tenant’s initial Monument Signage (the cost of which shall be the responsibility of Landlord), Tenant is solely responsible for the cost of procurement, construction, installation and maintenance of the Monument Signage. The Monument Signage is subject to Landlord’s approval in its reasonable discretion, approval by all applicable governmental authorities and compliance with all applicable Laws. Upon the sooner of the expiration or termination of this Lease or the termination of Tenant’s right to Monument Signage under the terms hereof, Tenant shall, at its sole cost, remove the Monument Signage and restore all damage resulting therefrom.

28. Building Signage. For so long as Tenant leases and occupies the entire Premises, Tenant shall be allowed one (1) sign, bearing the corporate identification and logo for Tenant, on the exterior of the Building (the “Building Signage”). Tenant is solely responsible for the cost of procurement, construction, installation and maintenance of the Building Signage. The design of the Building Signage must be consistent with the design of other Building exterior signage and must comply with Landlord’s sign criteria for the Project. The Building Signage is subject to Landlord’s approval in its reasonable discretion, approval by all applicable governmental authorities and compliance with all applicable Laws. Upon the sooner of the expiration or termination of this Lease or the termination of Tenant’s right to Building Signage under the terms hereof, Tenant shall, at its sole cost, remove the Building Signage and restore all damage resulting therefrom.

29. Expansion. Provided that no Event of Default then exists, Landlord agrees that upon receipt of an Expansion Request (defined below) from Tenant, Landlord will use best efforts to provide Tenant with expansion space within the Building and/or Complex (“Expansion Space”), i.e., Landlord will promptly provide Tenant with a written list of “available space” for lease within the Building and elsewhere in the Complex that meets the criteria set forth in the Expansion Request. As used herein, an “Expansion Request” means a written request from Tenant, that includes at least the following information: (a) the requested size of the Expansion Space, and (b) the date on which Tenant needs the Expansion Space. As used herein, “available space” means space which is (i) not then subject to rights of third parties, including, without limitation, rights of first notice, expansion rights, extension rights and/or options to lease, and (ii) not then the subject of active negotiations for lease. Any expansion and/or relocation of the Premises resulting from an Expansion Request will be subject to the parties’ negotiation and execution of a lease amendment on terms mutually acceptable to both Landlord and Tenant; provided, however, that upon any such relocation (as opposed to an expansion) of the Premises, Tenant shall be released from all further obligations (except those obligations that expressly survive the expiration or earlier termination of this Lease) with regard to the original Premises. Landlord shall not be required to respond to more than one Expansion Request within any 6-month period.

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LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	PARMER RTP, LLC,
a Delaware limited liability company

	By:	/s/ Matthew Schwab
Name: Matthew Schwab
Title: Authorized Agent
Execution Date: April 18, 2018

TENANT:	SHATTUCK LABS, INC.,
a Delaware corporation

	By:	/s/ Josiah Hornblower
Name: Josiah Hornblower
Title: President & CEO
Execution Date: April 17, 2018

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (this “Amendment”) is executed as of July 24, 2020 (the “Effective Date”), between PARMER RTP, LLC, a Delaware limited liability company (“Landlord”), and SHATTUCK LABS, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Reference is herein made to that certain Lease Agreement dated as of April 17, 2018, between Landlord and Tenant (the “Lease”). Capitalized terms used but otherwise not defined in this Amendment shall have the meaning ascribed to such terms in the Lease.

B. Pursuant to the terms of the Lease, Tenant is currently leasing Suite No. 200, containing approximately 13,523 rentable square feet (the “Existing Premises”) in the office building commonly known as Building 15 located at 5 Moore Drive, Durham, North Carolina (the “Building”).

C. Tenant desires to lease the additional space depicted on Exhibit A hereto, consisting of approximately 10,929 rentable square feet, designated as “Tenant A” and “Tenant C” space on Exhibit A (the “Initial Expansion Premises”), and approximately 7,786 rentable square feet, designated as “Tenant B” space on Exhibit A (the “Must-Take Expansion Premises”, and together with the Initial Expansion Premises, the “Expansion Premises”), and Landlord has agreed to lease such space to Tenant on the terms and conditions contained herein.

D. In addition, due to a scrivener’s error, the Basic Lease Information of the Lease incorrectly stated the rentable square footage of the Building as 45,359 rentable square feet, rather than 43,616 rentable square feet. Landlord and Tenant also desire to amend the Lease to correct such scrivener’s error.

AGREEMENTS:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals. The recitals set forth above are true and correct and are hereby incorporated in their entirety.

2. Building. The rentable square footage of the Building set forth in the Basic Lease Information of the Lease is hereby deleted and revised to read “43,616 rentable square feet”.

3. Expansion Premises; Tenant’s Proportionate Share; Acceptance. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Premises on the terms and conditions of the Lease, as modified hereby. Accordingly, from and after the Initial Expansion Effective Date (defined below), the term “Premises” shall refer collectively to the Existing Premises and the Initial Expansion Premises, and, except as otherwise provided herein, Tenant’s Proportionate Share shall be increased to 56.06%, which is the percentage obtained by dividing the number of rentable square feet in the Premises (24,452) by the number of rentable square feet in the Building (43,616). In addition, from and after the Must-Take Expansion

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Effective Date (defined below), the term “Premises” shall refer collectively to the Existing Premises, the Initial Expansion Premises and the Must-Take Expansion Premises, and, except as otherwise provided herein, Tenant’s Proportionate Share shall be increased to 73.91%, which is the percentage obtained by dividing the number of rentable square feet in the Premises (32,238) by the number of rentable square feet in the Building (43,616). Tenant accepts the Expansion Premises in their “AS-IS” condition, subject to Landlord’s maintenance and repair obligations expressly set forth in the Lease. Landlord shall not be required to perform any demolition work or tenant finish-work therein or to provide any allowances therefor, except as expressly set forth in Section 8 and Exhibit B.

4. Term.

(a) The Term for the Initial Expansion Premises shall begin on the Initial Expansion Effective Date and the Term for the Must-Take Expansion Premises shall begin on the Must-Take Expansion Date. The Term for the Initial Expansion Premises and Must-Take Expansion Premises shall expire co-terminously with the expiration date with respect to the Existing Premises (which expiration date is deemed by Landlord and Tenant to be at 5:00 p.m., Durham, North Carolina time on December 31, 2028), unless sooner terminated as provided in the Lease.

(b) As used herein, the “Initial Expansion Effective Date” means: the earliest of (a) the date on which Tenant occupies any portion of the Initial Expansion Premises and begins conducting business therein, (b) the date on which the Work (as defined in Exhibit B hereto) in the Initial Expansion Premises is Substantially Completed (as defined in Exhibit B hereto), or (c) the date on which the Work in the Initial Expansion Premises would have been Substantially Completed but for the occurrence of any Tenant Delay Days (as defined in Exhibit B hereto).

(c) As used herein, the “Must-Take Expansion Effective Date” means: the earliest of (a) the date on which Tenant occupies any portion of the Must-Take Expansion Premises and begins conducting business therein, (b) the date on which the Work in the Must-Take Expansion Premises is Substantially Completed, or (c) the date on which the Work in the Must-Take Expansion Premises would have been Substantially Completed but for the occurrence of any Tenant Delay Days.

(d) Prior to occupying the Must-Take Expansion Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit C hereto confirming (1) the Initial Expansion Effective Date, (2) the Must-Take Expansion Effective Date; (3) that Tenant has accepted the Expansion Premises, and (4) that Landlord has performed all of its obligations with respect to the Expansion Premises (except for punch-list items specified in such letter); however, the failure of the parties to execute such letter shall not defer the Initial Expansion Effective Date, the Must-Take Expansion Effective Date, or otherwise invalidate the Lease or this Amendment.

5. Expansion Premises Additional Rent. For the initial twenty-four (24) months following the Initial Expansion Effective Date, Tenant’s responsibility for Operating Costs and Taxes for the Expansion Premises shall not exceed an annual rate of $10.00 per rentable square foot of area in the Expansion Premises. Following the Expiration of such twenty-four (24) month period, Tenant shall pay Additional Rent with respect to the Expansion Premises in the manner provided in the Lease.

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6. Basic Rent.

(a) Basic Rent for the Existing Premises shall remain due and payable as provided in the Lease.

(b) Beginning on the Initial Expansion Effective Date, the monthly Basic Rent for the Expansion Premises shall be the following amounts for the following periods of time:

Time Period	Annual Basic Rent Rate Per Rentable Square Foot	Rentable Square Feet in Expansion Premises	Monthly Installments of Basic Rent
Initial Expansion Effective Date – The day prior to the Must-Take Expansion Effective Date – 6/30/2022	$21.63	10,929	$19,699.52
Must-Take Expansion Effective Date – 6/30/2021*	$21.63	18,715	$33,733.79
7/1/2021 – 6/30/2022	$22.28	18,715	$34,745.80
7/1/2022 – 6/30/2023	$22.95	18,715	$35,788.18
7/1/2023 – 6/30/2024	$23.64	18,715	$36,861.82
7/1/2024 – 6/30/2025	$24.34	18,715	$37,967.68
7/1/2025 – 6/30/2026	$25.08	18,715	$39,106.71
7/1/2026 – 6/30/2027	$25.83	18,715	$40,279.91
7/1/2027 – 6/30/2028	$26.60	18,715	$41,488.30
7/1/2028 – 12/31/2028	$27.40	18,715	$42,732.95

*

If the Must-Take Expansion Date has not occurred on or before June 30, 2021, then Tenant shall continue to pay Basic Rent for the Initial Expansion Premises only until such time as the Must-Take Expansion Date occurs, provided that the Basic Rent for the Initial Expansion Premises shall be calculated based on the applicable per square foot base rental rate set forth in the schedule above.

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7. Increase in Security Deposit. The amount of the Security Deposit under the Lease is hereby increased from $30,877.78 to $73,547.98. Contemporaneously with Tenant’s execution and delivery of this Amendment to Landlord, Tenant shall deliver to Landlord an amount equal to the difference between the Security Deposit currently on hand with Landlord and such increased amount of the Security Deposit.

8. Tenant Finish-Work. Landlord shall construct tenant improvements in the Expansion Premises in accordance with Exhibit B hereto.

9. Condition of Existing Premises. Tenant hereby accepts the Existing Premises in their “AS-IS” condition, subject to Landlord’s maintenance and repair obligations expressly set forth in the Lease. Landlord shall have no obligation for any construction or finish-out allowance or providing to Tenant any other tenant inducement with respect to the Existing Premises.

10. Parking. Beginning on the Initial Expansion Effective Date, the amount of unreserved parking spaces allocated to Tenant pursuant to Exhibit G to the Lease shall increase from thirty-four (34) unreserved spaces to sixty-one (61) unreserved spaces. Beginning on the Must-Take Expansion Effective Date, the amount of unreserved parking spaces allocated to Tenant pursuant to Exhibit G to the Lease shall increase from sixty-one (61) unreserved spaces to eighty (80) unreserved spaces.

11. Termination Option. Exhibit J to the Lease regarding the Termination Option is hereby deleted in its entirety.

12. Loading Dock. During the Term, Landlord may access and operate the loading dock in the Expansion Premises in connection with operating the gym located in the Building; provided that access shall not unreasonably interfere with Tenant’s operations in the Expansion Premises.

13. Confidentiality. Tenant acknowledges the terms and conditions of the Lease (as amended hereby) are to remain confidential for Landlord’s benefit and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent, except to current or prospective investors, lenders and purchasers and to Tenant’s attorneys, accountants, and other professional service providers. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

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14. Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than CBRE, Inc. (representing Landlord), whose commission shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

15. Prohibited Persons and Transactions. Each of Landlord and Tenant represents and warrants to the other that it is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

16. Ratification. Each of Landlord and Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to the other that it has no defenses thereto. Additionally, each of Landlord and Tenant further confirms and ratifies that, as of the date hereof, (1) the Lease is and remains in good standing and in full force and effect, (2) such party has no claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (3) all tenant finish-work allowances provided to Tenant with respect to the Existing Premises, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect to funding an allowance with respect to the Existing Premises.

17. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State of Texas.

18. List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A - Depiction of Expansion Premises
Exhibit B - Tenant Finish-Work: Landlord Builds to Plans
Exhibit B-1- Approved Space Plan
Exhibit C - Confirmation of Expansion Effective Date

19. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

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First Amendment to Lease Agreement - Page 5

This Amendment is executed on the respective dates set forth below, but for reference purposes this Amendment shall be dated as of the Effective Date. If the execution date is left blank, this Amendment shall be deemed executed as of the Effective Date.

LANDLORD:	PARMER RTP, LLC,
a Delaware limited liability company

	By:	/s/ Matthew Schwab
	Name:	Matthew Schwab
	Title:	Authorized Agent
Execution Date: July 24, 2020

TENANT:	SHATTUCK LABS, INC.,
a Delaware corporation

	By:	/s/ Taylor Schreiber
	Name:	Taylor Schreiber
	Title:	Chief Executive Officer
Execution Date: July 24, 2020

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